UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 10, 2011
TRICO MARINE SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33402 (Commission File Number)	72-1252405 (I.R.S. Employer Identification No.)
10001 Woodloch Forest Drive, Suite 610
The Woodlands, Texas 77380
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (713) 780-9926
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.
Bankruptcy Court Ruling relating to Settlement of Claims and Equity
     Hearings on several contested matters were scheduled to take place in the pending bankruptcy cases (the “Cases”) of Trico Marine Services, Inc. (“Trico”) and certain of its affiliates (collectively, the “Debtors”) on February 10, 2011: (A) the Motion for Order (i) Directing Debtor to Place Subsidiaries in Chapter 11 Cases or, Alternatively, (ii) Appointing a Chapter 11 Trustee Pursuant to 11 U.S.C. §§ 1104(a)(1) and (a)(2) (the “Trustee Motion”) filed on October 26, 2010 by Arrowgrass Master Fund Ltd. and Arrowgrass Distressed Opportunities Fund Limited (together, “Arrowgrass”), each a holder of Trico’s $150 million of 3% senior convertible debentures due 2027; (B) the Motion For Entry of an Order Granting Leave, Standing and Authority to Prosecute Causes of Action on Behalf of the Debtors’ Estates (the “Standing Motion”) filed by the Official Committee of Unsecured Creditors (the “Committee”) on November 24, 2010; (C) the Debtors’ Motion Pursuant to Bankruptcy Code Sections 105 and 363 and Bankruptcy Rule 9019 for an Order Authorizing the Debtors to Compromise Certain Intercompany Claims and Equity Interests (the “Settlement Motion”) filed on December 6, 2010; and (D) the Debtors’ Motion For Approval of Executive Compensation And Employee Incentive Plan For Non-Debtor Opco Subsidiaries (the “Incentive Plan Motion”) filed on January 24, 2011 (collectively, the “Contested Matters”) with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The movants reached a settlement and compromise prior to the hearing on the Contested Matters, as described below, and the Bankruptcy Court approved the compromise of the Contested Matters on February 10, 2011.
     The Bankruptcy Court approved the Settlement Motion, which incorporated that certain amended term sheet (the “Term Sheet”) entered into by and among Trico, its subsidiaries Trico Supply AS (“Trico Supply”) and Trico Shipping AS (“Trico Shipping” and, together with Trico Supply and each of their respective subsidiaries, the “Company”), certain other Trico affiliates, the Committee, and a steering committee of noteholders (the “Supporting Noteholders”) who together hold approximately 83% of the aggregate principal amount of Trico Shipping’s outstanding 11?% senior secured notes due 2014 (the “Notes”). Pursuant to the Term Sheet and the restructuring support agreement incorporating the Term Sheet (the “RSA”), all of the outstanding, funded secured debt of the Company (including the principal amounts outstanding under the Notes), would be converted into 95% of new common stock of a reorganized and de-levered Trico Supply (the “Reorganized Trico Supply”). The new common stock to be issued in exchange for the secured debt will be issued pursuant to an out-of-court exchange (the “Exchange Offer”) or, if the requisite levels of consents to the out-of-court exchange are not achieved, pursuant to a prepackaged chapter 11 plan filed in the Bankruptcy Court by the Company in subsequently-filed bankruptcy cases (the “Prepackaged Plan”), provided the requisite acceptances for the Prepackaged Plan are obtained prior to filing (as described more fully in the Term Sheet and the RSA, the “Settlement”).
     The Settlement also provides for the compromise and settlement of (i) all claims and causes of action on account of the intercompany indebtedness (the “Intercompany Notes”) among the Company and certain of the Debtors, (ii) fraudulent conveyance claims and claims and causes of action on account of the Intercompany Notes and any and all related claims and causes of action (the “Intercompany Claims”), including those set forth in the Standing Motion, (iii) all claims and causes of action based on transition and corporate services rendered by the Debtors to the Company or any other accounts payable owed by the Company to any of the Debtors (the “Transition Services Claims”) and (iv) the Debtors’ existing equity interests in the Company (the “Existing Equity”). The above-listed claims and causes of action and the Existing Equity will be released, waived, and cancelled in exchange for 5% of the common equity of the Reorganized Trico Supply and five-year warrants to purchase 10% of the common equity of the Reorganized Trico Supply. Furthermore, effective February 15, 2011, the Company will pay all salaries, fees, expenses, and any and all costs associated with, all of the Debtors’ directors and Houston-based management and all other of the Debtors’ Houston-based overhead expenses other than those directly related to the property and assets of the Debtors. Finally, the Bankruptcy Court’s approval of the Settlement Motion will provide for the entry into the Transition Services Agreement by and between the Debtors and the Company to govern corporate and management transition services to be provided by the Debtors to the Company in exchange for reimbursement of related costs incurred. Pursuant to the approved settlement, Trico’s guarantee of the Notes and Trico Shipping’s priority credit facility of the Company will be released.

     In exchange for support of an administrative claim for fees and costs pursuant to the Settlement, Arrowgrass agreed to withdraw the Trustee Motion. As a party to the Settlement described in the Term Sheet and the RSA, the Committee agreed to withdraw the Standing Motion.
     In the Incentive Plan Motion, the Debtors sought Bankruptcy Court approval of the Trico Supply AS Executive Compensation and Employee Incentive Plan (the “Plan”), as contemplated in the Term Sheet and the RSA. The Plan provides for incentive awards to be paid by the Company to employees of both the Debtors and the Company based on the attainment of certain milestones in the Company’s above-described restructuring. Because the Bankruptcy Court determined that approval of the Plan was unnecessary, the Debtors agreed to withdraw the Incentive Plan Motion and allow the Company to perform under the Plan without the need for Bankruptcy Court approval.
Cash Collateral Hearing
     Reference is made to that certain Senior Secured, Super-Priority Debtor-in-Possession Credit Agreement dated as of August 24, 2010, as amended by Amendment No. 1 thereto dated as of September 21, 2010 and Amendment No. 2 thereto dated as of October 1, 2010 (the “DIP Credit Agreement”), among Trico, the Guarantors party thereto from time to time (collectively with Trico, the “DIP Debtors”), the Lenders party thereto from time to time, and Obsidian Agency Services, Inc. (“Obsidian”) as agent. Reference is also made to that certain agreement (the “Cash Collateral Agreement”) among the DIP Debtors and Tennenbaum DIP Opportunity Fund, LLC (“Tennenbaum”), the Lender under the DIP Credit Agreement, dated November 29, 2010, regarding the DIP Debtors’ use of Cash Collateral under the DIP Credit Agreement. Pursuant to the Cash Collateral Agreement, the DIP Debtors agreed to (i) comply with the budget filed with the Bankruptcy Court on November 29, 2010, and (ii) use a portion of proceeds from the sale of certain vessels, as disclosed in the budget and along with proceeds from other asset sales, to reduce their obligations to Tennenbaum. Tennenbaum, in return, agreed to consent to the DIP Debtors’ use of Cash Collateral. The Bankruptcy Court approved the Cash Collateral Agreement at a hearing on November 29, 2010, and provided that, should the DIP Debtors fail to comply with the budget, the Bankruptcy Court would hold further hearings on continued use of Cash Collateral.
     On January 27, 2011, the Lenders filed an emergency motion to, among other things, terminate the Debtors’ use of Cash Collateral and schedule a global auction for the DIP Debtors’ remaining unsold assets (the “Motion to Terminate Use of Cash Collateral”), alleging, among other things, that the DIP Debtors failed to comply with the November 29, 2010 Cash Collateral Agreement by reducing their obligations to Tennenbaum to the agreed-upon level. The DIP Debtors filed a response to the Motion to Terminate Use of Cash Collateral on February 3, 2011. The Bankruptcy Court scheduled a hearing on the Motion to Terminate Use of Cash Collateral and the DIP Debtors’ response for February 10, 2011. However, prior to the scheduled hearing, the DIP Debtors and Tennenbaum resolved the contested issues and consented to the entry of an agreed order reflecting the parties’ agreement regarding consensual use of cash collateral.
     The agreed order provides, among other things, that the DIP Debtors may use Cash Collateral of Tennenbaum in accordance with an agreed upon budget through May 17, 2011 and that they will immediately pay down the entirety of Tennenbaum’s prepetition secured loan (except $100,000) using the proceeds of certain vessel sales and other cash on hand. The order sets forth a specific waterfall for distribution of the proceeds of sales of the DIP Debtors’ vessels and certain other assets that occur from the date of the order through April 30, 2011. In addition, the order provides that all parties waive their rights to object to any of Tennenbaum’s pre and postpetition claims, including for attorneys’ fees through the date of the order. In the event that all of Tennenbaum’s claims are not indefeasibly paid in full by April 30, 2011, the DIP Debtors agree to schedule and hold a global auction for all of the DIP Debtors’ remaining assets on or prior to May 16, 2011 at which auction Tennenbaum is permitted broad authority to credit bid without restriction. In the event that all of Tennenbaum’s claims are not indefeasibly paid in full by May 17, 2011, the DIP Debtors’ Cases are converted to cases under chapter 7 or a chapter 11 trustee is appointed, and Tennenbaum is granted automatic relief from the automatic stay with respect to all of the DIP Debtors’ assets and any existing injunctions preventing Tennenbaum from exercising remedies against its collateral are immediately lifted. The order also granted Tennenbaum first priority senior security interests for its outstanding DIP claims against all of the assets of the DIP Debtors, including the proceeds of the Settlement described above. Finally, it provides for the implementation of global mutual releases for the DIP Debtors and Tennenbaum upon the satisfaction of certain conditions, including the indefeasible payment in full of all of Tennenbaum’s pre and postpetition claims.

Relationships
     Tennenbaum is a lender under the Company’s Second Amended and Restated Credit Agreement dated as of June 11, 2010, as amended, the DIP Credit Agreement, Trico Shipping’s Credit Agreement dated as of October 30, 2009, as amended, and Trico Shipping’s priority credit facility dated as of September 21, 2010, as amended. Obsidian serves as administrative and collateral agent under the Prepetition First Lien Loan Agreement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     Certain statements and information in this Form 8-K may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effect on the Company. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Company will be those that it anticipates. The Company’s forward-looking statements involve significant risks and uncertainties (some of which are beyond its control) and assumptions that could cause actual results to differ materially from its historical experience and its present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: (i) the Company’s and its subsidiaries’ ability to continue as a going concern; (ii) the ability of the Company and its subsidiaries to obtain and maintain normal terms with vendors and service providers; (iii) the Company’s ability to maintain contracts that are critical to its operations; (iv) the potential adverse impact of the Company’s voluntary reorganization under Chapter 11 of Title 11 of the United States Code on its liquidity or results of operations; (v) the ability of the Company to attract, motivate and/or retain key executives and employees; (vi) the ability of the Company to attract and retain customers; (vii) Trico Shipping’s ability to comply with the terms of the Approved Budget; and (viii) other risks and factors regarding the Company and its industry identified from time to time in the Company’s reports filed with the Securities and Exchange Commission.
     Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 16, 2011

TRICO MARINE SERVICES, INC.
By:	/s/ Brett Cenkus
	Name:	Brett Cenkus
	Title:	General Counsel and Secretary